Exhibit 99.1

Press Release

PartnerRe Ltd. Announces Share Repurchase Authorization of Up To 7 Million Common Shares

PEMBROKE, Bermuda, Sep 08, 2010 (BUSINESS WIRE) --

Regulatory News:

PartnerRe Ltd. (NYSE,Euronext:PRE) today announced that its Board of Directors has approved a new share repurchase authorization up to a total of 7 million common shares, effective immediately. This replaces the prior authorization of 8 million common shares announced by the Company in February 2010. To date in 2010, the Company has repurchased a total of approximately 8.7 million common shares pursuant to prior authorizations.

From time to time, and depending on market conditions, the repurchase program will be accomplished in open market or privately negotiated transactions.

PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company, through its wholly owned subsidiaries, also offers capital markets products that include weather and credit protection to financial, industrial and service companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, multiline and other lines, life/annuity and health, and alternative risk products. For the year ended December 31, 2009, total revenues were $5.4 billion. At June 30, 2010, total assets were $23.6 billion, total capital was $7.9 billion and total shareholders' equity was $7.1 billion.

PartnerRe on the Internet: www.partnerre.com

Forward-looking statements contained in this press release are based on the Company's assumptions and expectations concerning future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. PartnerRe's forward-looking statements could be affected by numerous foreseeable and unforeseeable events and developments such as exposure to catastrophe, or other large property and casualty losses, credit, interest, currency and other risks associated with the Company's investment portfolio, adequacy of reserves, levels and pricing of new and renewal business achieved, changes in accounting policies, risks associated with implementing business strategies, and other factors identified in the Company's filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information contained herein, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company disclaims any obligation to publicly update or revise any forward-looking information or statements.

SOURCE: PartnerRe Ltd.

PartnerRe Ltd.
441-292-0888
Investor Contact: Robin Sidders
Media Contact: Celia Powell
or
Sard Verbinnen & Co
Drew Brown/Briana Kelly, 212-687-8080

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